EXHIBIT 10.7
**Text Omitted and Filed Separately
Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 230.406
AMENDED AND RESTATED LICENSE AGREEMENT
     THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is effective as of the Effective Date (as defined below), by and between (i) the WALTER REED ARMY INSTITUTE OF RESEARCH (“Licensor”), as the representative of the United States of America, and (ii) IOMAI CORPORATION (“Licensee”), a corporation of Delaware, having a principal place of business at 2421 Pennsylvania Avenue, N.W., Washington, DC 20037-1718.
ARTICLE I
BACKGROUND
1.00 The United States of America is the owner by assignment of the entire right, title and interest to inventions described and claimed in U.S. Patent Application Serial Number [**], issued as U.S. Patent Number [**] and all foreign-filed patent applications, based on, or related thereto. The invention described in U.S. Patent No. [**] is a result of work performed under the terms of the Cooperative Research and Development Agreement, Department of the Army Control Number [**], U.S. Army Medical Research and Materiel Command Control Number [**] (as modified by that certain Notice of Modification made effective on October 24, 1997, hereinafter referred to as the “First MTPPI CRADA” and thereafter superseded, restated and amended in its entirety by that certain Notice of Modification II made effective on April 6, 2001, hereinafter referred to as the “Second MTPPI CRADA”) between Licensor and Medical Technology and Practice Patterns Institute (“MTPPI”), a corporation of the District of Columbia. Such invention was made by Licensor employees and is a “Subject Invention” as defined in the First MTPPI CRADA.
1.01 Licensor, under the authority of 15 United States Code 3701 et seq., 35 United States Code Sections 200-210, and 37 Code of Federal Regulations, Chapter IV (together with any amendments and the underlying rules and regulations hereafter promulgated collectively, the “Federal Technology Transfer Act” or the “FTTA”), entered into a license agreement dated December 15, 1997 (Army Control Number 9802-M-P196) with MTPPI (the “1997 License Agreement”).
1.02 Subject to the FTTA, Licensor, Licensee and MTPPI entered a “Novation Agreement”, effective April 22, 1999, wherein MTPPI assigned to Licensee all of its right, title and interest in and to the 1997 License Agreement and Licensee agreed to be bound and perform as required under the 1997 License Agreement, as if the Licensee were the original party thereto. As of the Effective Date, the 1997 License Agreement shall be terminated, canceled and deemed to be null and void and this Agreement shall supersede and replace in its entirety the 1997 License Agreement; it being further agreed and acknowledged that any and all inventions and technology under the 1997 License Agreement as well as each and every Subject Invention which arose under the First MTPPI CRADA and prior to the effective date of the Second MTPPI CRADA shall now and hereinafter be subject to and governed by the terms and conditions of this Agreement.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

1.03 Licensor and Licensee have commenced certain collaborative work that will be subject to another Cooperative Research and Development Agreement (the “Iomai CRADA”), which, upon execution, will be identified and attached as Appendix A to this Agreement. The Iomai CRADA provides for the collaboration of Licensor and Licensee in research and development on formulation of a transcutaneous vaccine system and other novel vaccines.
1.04 The parties hereto now desire to amend and restate the terms of Licensee’s exclusive license to the Licensed Patent Technology, which includes inventions conceived and generated under both the First MTPPI CRADA and the Iomai CRADA. This exclusive license is desired for the purpose of developing safe and easily administered transcutaneous delivery mechanisms and products to treat, prevent and diagnose a variety of human and nonhuman diseases.
1.05 Under the authority of the FTTA, Licensor has custody of inventions described and claimed in, and the right to issue licenses under the Licensed Patent Technology.
1.06 Licensor desires that the inventions described and claimed in the Licensed Patent Technology be brought to the Point of Practical Application as soon as practicable, consistent with sound and reasonable business practices and judgment, and made available to the public, thereby serving the public interest and broadening the potential supply base for Licensor and other Government agencies.
     NOW THEREFORE, in consideration of the foregoing, including the above-cited patent licensing statutes and the mutual promises and obligations hereinafter set forth, Licensor and Licensee, intending to be lawfully bound, do hereby agree as set forth below.
ARTICLE II
DEFINITIONS
2.0 The terms defined in this Article II shall have the meanings set forth below throughout this Agreement.
2.01 “Additional Information” shall have the meaning set forth in Section 5.01 hereof.
2.02 “Affiliate(s)” means any corporation, firm, partnership or other entity, including, without limitation, Xairo, which, whether de jure or de facto, directly or indirectly, owns Licensee, is owned by Licensee or is under common ownership with Licensee to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any corporation, firm, partnership or other entity actually controlled by Licensee, controlling Licensee or under common control of Licensee.
2.03 “Board” means the Board of Directors of Licensee.
2.04 “Common Stock” means any common stock of Licensee, par value $0.01 per share.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

2.05 “Confidential Information” shall mean (i) any proprietary or confidential information or material in tangible form disclosed in accordance with this Agreement that is marked as “Confidential,” “Proprietary” or the like at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within [**] by the disclosing party. Notwithstanding the foregoing conditions, the following information shall always be deemed Confidential Information of Licensee for purposes of this Agreement: (a) all reports and records delivered to Licensor pursuant to Article V hereof, (b) copies of any sublicenses to be provided to Licensor pursuant to Article VI hereof, and (c) materials provided to Licensor under Article IX hereof in connection with patent enforcement. Licensor shall treat Licensee’s Confidential Information as trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 USC Section 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. For purposes of this Agreement, “Confidential Information” shall not include information that can be established by the receiving party by competent proof that such information:
(a)	was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

(d)	was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.
2.06 “Development Plan” means the comprehensive plan and related exhibits, schedules and agreements prepared and undertaken by Licensee for the sole benefit of Licensor substantially in the form of Appendix C attached hereto and made a material part hereof, as amended or supplemented from time to time.
2.07 “Effective Date” means December 15, 1997.
2.08 “EU” means European Union.
2.09 “FDA” means the U.S. Food and Drug Administration.
2.10 “First-tier Sublicensee” shall mean a sublicensee of Licensee.
2.11 “Government” means the federal government of the United States of America.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

2.12 “Improvement” means any modification of any invention, provided such modification would infringe one or more valid claims of a patent or pending patent application of such invention.
2.13 “Licensed Field Of Use” means any and all human and nonhuman applications or uses for the Licensed Patent Technology.
2.14 “Licensed Patent Technology” means all of Licensor’s rights in and to (a) U.S. Patent Nos. [**] and [**], including any extensions, reissues and reexaminations thereof, (b) any and all patents and patent applications identified on Appendix B attached hereto and made a part hereof, (c) any and all Subject Inventions that arose under the First MTPPI CRADA prior to the effective date of the Second MTPPI CRADA, and (d) any Improvements of the foregoing. Licensed Patent Technology shall include any and all divisions, continuations, continuations-in-part, and substitutions related to the patents and patent applications referenced in subsections (a), (b), (c) and (d) of this Section 2.14; all foreign patent applications corresponding to the foregoing applications; and all U.S. and foreign patents issuing on any of the foregoing applications, including extensions, reissues, and reexaminations.
2.15 “Licensed Product(s)” means any and all products which either fall within the scope of one or more Valid Claims of the Licensed Patent Technology, or are produced by the practice of, or are made for use in, a method that is within the scope of one or more Valid Claims of the Licensed Patent Technology, in the country of manufacture or sale by Licensee or its Affiliate(s), including Xairo.
2.16 “Licensed Territory” means the world.
2.17 “Licensee Royalties” has the meaning set forth in Section 4.00 hereof.
2.18 “Licensor’s Director” means the Director of Licensor, or if such post is vacant or has been eliminated, then the representative within or overseeing Licensor who is authorized to approve, and execute on behalf of Licensor, licenses of Licensor’s intellectual property.
2.19 “Licensor’s Representative” means the [**].
2.20 “Net Sales” means the amount billed on sales of any Licensed Products by Licensee and its Affiliates to any Third Party or, in the event of disposal of any Licensed Products other than as scrap prior to shipment from its place of manufacture or predisposal storage, or other than by sales, the amount billed on sales for a like quantity and quality of Licensed Products to a Third Party on or about the time of such disposal, less:
(a)	[**];
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

(b)	[**]

(c)	[**]
For purposes of calculating Net Sales for any reporting period, Net Sales shall only include amounts that have been billed out for at least [**] days. Sales of Licensed Products between or among Licensee and its Affiliate(s) shall be excluded from the computation of Net Sales except where such Affiliate(s) are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliate(s) (if not end users).
In the case of a Licensed Product utilizing multiple active ingredients (which includes adjuvants), Net Sales will be determined by the formula [**] where:
     [**]
As used above, “Net Sales Value” shall be defined as the [**] price billed [**], as the case may be, over a period of [**]. When no current market value is available for an active ingredient, Licensee shall calculate a [**] value for such component, [**]. If, however, the parties determine that the [**] value does not adequately and fairly reflect the contribution of each component in a particular Licensed Product, then the parties shall negotiate a modification of the formula for the determination of the Net Sales of the Licensed Product utilizing multiple active ingredients; provided, however, that if the parties cannot agree upon a revised formula within [**] days after such negotiations commence, then Net Sales shall be determined by multiplying (i) the Net Sales of the Licensed Product utilizing multiple active ingredients by (ii) [**].
2.21 “Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, firm, organization or other entity.
2.22 “Point of Practical Application” means to manufacture, practice, or to operate inventions, described and claimed in the Licensed Patent Technology, under such conditions as to establish that the inventions are being utilized and that their benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms within seven (7) years of the Signature Date, and to continue during the term of this Agreement to make the benefits of the inventions reasonably accessible to the public, consistent with sound and reasonable business practices and judgment. If Licensee believes that it will be unable to have such product available to the public within such time frame, it shall give notice to Licensor, specifying the reasons therefor. Licensee may amend the time period at any time with the written consent by Licensor. Licensor shall not unreasonably withhold approval of any request by Licensee to extend the time period if such request is supported by a reasonable showing by Licensee of diligence in its performance to commercialize the Licensed Patent Technology,
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

taking into account of any change in circumstances, scientific developments, or other factors considered by the parties relevant for adopting new time frame.
2.23 “PTO” means the U.S. Patent and Trademark Office.
2.24 “Regulatory Authority” shall have the meaning set forth in Section 4.05 hereof.
2.25 “Reports” shall have the meaning set forth in Section 5.01 hereof.
2.26 “Shares” means (i) Six Hundred Fifty Thousand (650,000) shares of Common Stock issued and delivered to and held of record by the Voting Trustee for the sole and exclusive economic benefit of Licensor pursuant to Section 13.00 hereof, (ii) any additional shares of Common Stock issued and delivered to and held of record by the Voting Trustee for the sole and exclusive economic benefit of Licensor pursuant to Section 13.02 hereof, and (iii) any securities issued with respect to such shares of Common Stock from time to time.
2.27 “Signature Date” means the earlier of (1) the date that this Agreement is last executed; or (2) the date that the Iomai CRADA, attached hereto as Appendix A, is last executed.
2.28 “Third Party” means any Person other than Licensee, its Affiliates or Licensor.
2.29 “termination” and cognate words, such as “term” and “terminate,” shall have the meanings set forth in Section 11.03 hereof.
2.30 “Valid Claim” means a claim of an issued and unexpired patent included within the Licensed Patent Technology which either has not been (1) held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, or (2) admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
2.31 “Voting Trust and Escrow Agreement” has the meaning set forth in Section 13.01 hereof.
2.32 “Voting Trustee” means MDBio, a Maryland non-profit organization, as trustee for and on behalf of Licensor.
2.33 “Xairo” means Xairo Corporation, Ltd., which is Licensee’s joint venture with Elan Corporation, plc.
2.34 “Xairo License Agreement” means that certain License Agreement dated October 21, 1998 by and between Licensee and Xairo, as amended from time to time, subject to this Agreement.
ARTICLE III
LICENSE GRANT
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

3.00 The Licensor grants to the Licensee an exclusive license under the Licensed Patent Technology, with the right to grant and authorize sublicenses, to make, have made, import, use, offer for sale and sell Licensed Products throughout the Licensed Territory in the Licensed Field Of Use for the term of this Agreement. Licensee shall have the right to extend this license to any Affiliate(s) of its choice subject to Licensor’s approval that each such extension properly references this Agreement, including those rights retained by Licensor hereunder, and is consistent with the relevant provisions hereof that apply to sublicenses, such approval to be provided by Licensor within [**] days of Licensee’s notification of Licensor’s Representative. The parties acknowledge that the approval authority for Licensor shall be the [**]. If Licensor fails to notify Licensee of any objections prior to expiration of such [**] day period, then such sublicense shall be deemed to have been approved by Licensor without any further action on Licensee’s part. Licensor acknowledges and agrees that Licensee has previously notified Licensor of, and Licensor has approved, the extension of this license to Xairo under the Xairo License Agreement in effect as of the Signature Date.
3.01 No right or license is granted or implied to Licensee or any person claiming through Licensee under any patent or patent application other than that specifically included herein as the Licensed Patent Technology.
ARTICLE IV
ROYALTIES AND PAYMENT OF OTHER INCOME
4.00 Licensee shall make the payments under 4.00(a), (b) and (c) to Licensor (collectively hereinafter the “Licensee Royalties”) described as follows:
     (a) [**] of all royalty payments made to Licensee pursuant to the Xairo License Agreement on “Net Sales” (as such term is defined in the Xairo License Agreement).
     (b) [**] of revenues actually received by Licensee and its Affiliates (other than Xairo) directly under sublicenses of the Licensed Patent Technology (other than the Xairo License Agreement and any sublicenses granted thereunder). [**]
     (c) [**] of Net Sales of all Licensed Products by Licensee and its Affiliate(s) (other than Xairo). The Licensee Royalty under this Section 4.00(c) shall be applicable where the Licensed Product is sold in a country in which there is a Valid Claim. When a Licensed Product is sold in a country in which there is no Valid Claim, then the Licensee Royalty under this Section 4.00(c) shall be reduced by [**].
4.01 No Licensee Royalty shall be payable to Licensor under Section 4.00 hereof with respect to sales of Licensed Products among Licensee and its Affiliate(s) or sublicensees. In addition, no
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

Licensee Royalty shall be payable to Licensor under this Article IV, in either case solely, with respect to [**].
4.02 Licensee Royalties shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire issued Valid Claim covering such Licensed Product in such country (or if no such patent has issued in such country in which an application is pending, until [**] of the first commercial sale of a Licensed Product in such country).
4.03 Payments to Licensor pursuant Sections 4.00(b) hereof shall be reduced by [**] for licenses of other technologies utilized in Licensed Products; provided, however, that the reduction to Licensor would not be greater than [**] of the Licensee Royalty that Licensor would otherwise be entitled to receive under Section 4.00(b) hereof.
4.04 If it is determined by a competent court, or by mutual agreement of the parties hereto, that Licensee must avoid infringement by acquiring a license from another party in the course of practicing the Licensed Patent Technology, then Licensee may offset [**].
4.05 In consideration of the licenses granted to Licensee by Licensor hereunder, Licensee shall make the following milestone payments to Licensor upon the [**] after the Signature Date in [**] any other governmental authority with similar regulatory powers (the “Regulatory Authority”) [**]:
     (a) Licensee shall pay to Licensor the sum of [**] within [**] days of the successful conclusion [**] by Licensee, its Affiliates or any sublicensee of each such Licensed Product. For purposes of this Section 4.05(a), successful conclusion [**] shall mean [**].
     (b) Licensee shall pay to Licensor the sum of [**] within [**] days of the successful conclusion of [**] by Licensee, its Affiliates or any sublicensee of each such Licensed Product. For purposes of this Section 4.05(b), successful conclusion of [**] shall mean [**].
     (c) Licensee shall pay to Licensor the sum of [**] upon successful conclusion of [**] by Licensee, its Affiliates or any sublicensee of each such Licensed Product. The payment [**] shall be made by Licensee to Licensor in [**] equal installments of [**] each, with the first payment due within [**] days of such [**] and [**]. For purposes of this Section 4.05(c), successful conclusion of [**] shall mean [**].
     (d) Licensee shall pay to Licensor the sum of [**] upon [**], its Affiliates or any sublicensee [**] for each such Licensed Product. The payment of [**] shall be made by Licensee to Licensor in [**] equal installments of [**] each, with the first payment due within [**] and [**].
4.06 Payments under this Article IV shall be made in United States dollars and paid by check to [**] On a statement accompanying the check, it should be noted that the payment is for royalties or licensing fees, and the patent number(s) should be listed. In the
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

case where payments of Licensee Royalties are made on more than one licensed patent, Licensee shall submit an estimated allocation of payment amongst the relevant licensed patents. All checks for payments under this Article IV should be mailed to [**], with a copy to the Licensor’s Representative. All checks and bank drafts shall be drawn on United States banks.
4.07 For purposes of converting currencies other than U.S. Dollars to U.S. Dollars, Licensee shall use the average of the current exchange rate as reported in [**] provided, however, that if such rate is not so published, then such conversion rate shall [**]. Any and all loss of exchange, value, taxes or other expenses incurred in the transfer or conversion of other currency to U.S. Dollars shall be paid entirely by Licensee.
4.08 [**]
4.09 Except as otherwise provided for hereunder, Licensee shall pay Licensee Royalties accrued according to Section 4.00 hereof and any other outstanding payments then due and payable hereunder, not later than [**]. Licensee shall submit with its payment the written report required in Section 5.02 hereof. If no Licensee Royalties are due, the report shall so state. Sales shall be considered to be made, for purposes of this Section 4.09, when billed out, except that upon any termination of this Agreement, all shipments made on or prior thereto shall be considered as sold (and therefore subject to royalty). Licensee Royalties paid on sales of Licensed Products that are not accepted by the customer shall be credited to Licensee.
4.10 Licensee shall pay within [**] from any termination of this Agreement Licensee Royalties and any other amounts due Licensor hereunder accrued or accruable for payment at the time of any such termination. In the event of a termination of this Agreement, Licensee shall also make payment of any and all amounts due and owing in accordance with and subject to the terms and conditions provided for under the Development Plan
4.11 Licensee Royalties and any other payments due hereunder and under the Development Plan not received by Licensor by the due dates shall be subject to interest charges computed at [**] per annum unless a higher rate of interest is in effect under the Development Plan.
4.12 After the execution and delivery of this Agreement and the Iomai CRADA by all requisite parties, Licensee shall also pay to Licensor an amount of [**], payable in four (4) installments, with (i) the first installment of [**] payable within five (5) business days of the later of (a) the execution of this Agreement or (b) the Iomai CRADA, (ii) the second installment of [**] payable upon the first anniversary of the payment of such first installment, (iii) third installment of [**] payable upon the second anniversary of the payment of such first installment, and (iv) the fourth installment of [**] payable upon the third anniversary of the payment of such first installment.
4.13 Licensee shall pay to Licensor an annual minimum payment of [**] for the term of this Agreement, with the first such payment due on the first anniversary of the Signature Date. This annual minimum payment will be a non-recoverable advance against any future Licensee
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

Royalty or milestone payment obligation due and owing to Licensor under Sections 4.00 and 4.05 of this Agreement, provided, it may be credited against any such payments made by Licensee under this Article IV during the succeeding twelve (12)-month period.
ARTICLE V
REPORTS AND RECORDS
5.00 Licensee agrees to keep records showing the gross sales, Net Sales or other disposition of Licensed Products sold or otherwise disposed of under the license appropriate to determine the amount of Licensee Royalties and other payments due Licensor hereunder. Such records, including, without limitation, those of its Affiliates, shall be retained for a period of [**] following the end of the calendar year to which such records pertain, and shall be treated and maintained as Confidential Information of Licensee. Such records should be in sufficient detail to enable the Licensee Royalties and any other amounts payable hereunder by Licensee to be determined, and Licensee further agrees to afford access to Licensor, subject to the conditions set forth below in this Section 5.00, to examine those books and records of Licensee and, where appropriate, its Affiliates as may be necessary to make such determination. Upon [**], Licensee shall make such records available for examination during normal business hours for the sole purpose of verifying the accuracy of Licensee’s payments and compliance with this Agreement for any period within the most recently completed [**]. Such examination shall be made at the expense of the Licensor by an auditor or certified public accountant appointed by Licensor [**]. Such auditor or certified public accountant shall enter into a reasonable confidentiality agreement with Licensee and shall report to Licensor [**]. Such access shall be permitted during Licensee’s normal business hours during the term of this Agreement and for [**] after the expiration or termination of this Agreement. Licensee shall be provided with a copy of any such report at the same time that it is provided to Licensor. If Licensee disputes the findings of such report, then Licensee shall notify Licensor in writing within [**] days of Licensee’s receipt of such report. Licensee then shall, at its own expense, appoint within [**] of such notice a certified public accountant [**] to perform the same audit that was performed by Licensor’s appointed auditor or certified public accountant. Licensee’s appointed certified public accountant shall, within [**] of its engagement by Licensee, complete such audit and issue its report to the parties hereto [**]. In the event no resolution is reached thereafter by mutual agreement, then the parties agree to adhere to the rules and procedures established under the Administrative Dispute Resolution Act (5 USC Section 571) to resolve any such dispute.
5.01 Licensee shall provide written annual progress reports (the “Reports”) by [**] during the term of this Agreement, beginning [**], detailing its efforts, and the efforts of all Affiliate(s) and sublicensees, to bring the inventions licensed under this Agreement to the Point of Practical Application, together with the information contemplated and required under the Development Plan (the “Additional Information”). The Reports shall contain reasonably sufficient information to substantiate that Licensee’s Development Plan is being executed. Except for the Additional Information, no further information shall be included [**].
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

5.02 Concurrently with each payment of amounts due Licensor under this Agreement as required in Section 4.09 hereof, Licensee shall submit a written report setting forth for the preceding [**] reporting period the calculation of the amounts due to Licensor under Article IV hereof and under the Development Plan (if any). If no Licensee Royalties or other payments are due Licensor for any report period, the report shall so state.
ARTICLE VI
SUBLICENSING RIGHTS
6.0 Licensee may grant sublicenses under the Licensed Patent Technology during the term of this Agreement to make, have made, import, use, offer for sale and sell Licensed Products in the Licensed Territory. Any sublicense authorized and granted hereunder to a First-tier Sublicensee shall include [**]. Each and every First-Tier Sublicensee agreement shall be made subject to Licensor’s approval (as required by 37 CFR 404.5(4)), and each and every sublicense shall by proper reference be made subject and subordinate to this Agreement, including those rights retained by Licensor hereunder, consistent with the relevant provisions hereof that apply to sublicenses, which approval shall be provided by Licensor within [**] of Licensee’s notification of Licensor’s Representative. The parties acknowledge that the approval authority for Licensor shall be the [**]. If Licensor fails to notify Licensee of any objections prior to expiration of such [**] period, then such sublicense shall be deemed to have been approved by Licensor without any further action on Licensee’s part. Any right or duty owed to Licensee or to a First-tier Sublicensee of the Licensee hereunder may be further granted to a sublicensee at any tier, changing the names of the parties as appropriate. A copy of any and all sublicenses shall be furnished to Licensor’s Representative promptly after its execution.
6.01 Modification or termination under Section 11.02 hereof of any of the provisions this Agreement shall terminate all sublicenses, provided that any First-Tier Sublicensee may elect to continue its sublicense by advising Licensor in writing, within [**] days of the First-Tier Sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume in respect to Licensor all the obligations (including obligations for payment) contained in its sublicensing agreement with Licensee. Any sublicense granted by Licensee shall contain corresponding provisions to those of this Section 6.02 respecting conversion and termination and the conditions of continuance of sublicenses.
ARTICLE VII
LICENSEE PERFORMANCE
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

7.00 Licensee shall both perform as required hereunder and under the Development Plan and expend reasonable efforts and resources to carry out the development and marketing of the inventions, described and claimed in the Licensed Patent Technology.
7.01 After bringing the inventions, described and claimed in the Licensed Patent Technology, to the Point of Practical Application in the Licensed Territory, Licensee agrees to keep Licensed Products available to the public during the term of this Agreement. Licensee shall promptly report discontinuance of its making the benefits of the inventions reasonably accessible to the public.
7.02 Failure to comply with the terms of this Article VII shall be cause for modification or termination of this Agreement in accordance with the provisions of Article XI below.
ARTICLE VIII
MARKINGS
8.00 Licensee and its Affiliates shall identify, within a reasonable period of time, Licensed Products with the marking licensed Under U.S. Patent (number) or “U.S. Patent Pending” as permitted or required by statute or identify product as patented in any promotional literature used.
8.01 The name of the GOVERNMENT employee inventor(s), the name of the agency or department of the Government or any adaptation of the above shall not be used in any promotional activity without prior written approval from Licensor.
ARTICLE IX
PATENT ENFORCEMENT AND PROSECUTION
9.00 Licensor and Licensee shall notify each other promptly in writing of any infringement of the Licensed Patent Technology that becomes known to either of them. Licensee shall notify Licensor promptly of any action taken in accordance with this Article IX to prevent or eliminate such infringement.
9.01 Licensee is empowered pursuant to this Agreement and the provisions of Chapter 29 of Title 19, United States Code, to (a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably Valid Claims in the Licensed Patent Technology hereunder, to enjoin infringement and to collect for its use damages, profits and awards of whatever nature recoverable for such infringement; and (b) subject to approval by Licensor, settle any claim or suit for infringement of the Licensed Patent Technology; provided, however, that Licensor and the appropriate Government authorities shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

or to join in any such suit for patent infringement unless such action is ultimately necessary to avoid a dismissal of such suit by Licensee.
9.02 Should the Government be made a party to any such suit by the motion or any other action of Licensee, Licensee shall reimburse the Government for [**]. In any event, Licensee agrees to keep Licensor reasonably apprised of the status and progress of any such litigation. Before Licensee commences an infringement action, Licensee shall notify Licensor and [**].
9.03 In any action commenced under Sections 9.01 or 9.06 hereof, the expenses including all costs, attorney fees and disbursements, shall be paid by Licensee. Up to [**] of such expenses may be credited against the amounts payable to Licensor under this Agreement in the country in which such a suit is filed. In the event that [**] of such expenses exceed the amounts withheld by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. Any recovery by Licensee, through court, judgment or settlement, first shall be applied [**].
9 04 Licensor shall cooperate fully with Licensee in connection with any action under Section 9.01 and Section 9.06. Licensor agrees to promptly provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.
9.05 Licensor shall have the right to sue for infringement of the Licensed Patent Technology in the event that Licensee elects not to do so, after having received written notice from Licensee.
9.06 In the event that a declaratory judgment action alleging invalidity or infringement of any claim of the Licensed Patent Technology shall be brought against Licensee or Licensor or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee, Licensee is empowered pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, or other statutes to: (1) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Technology hereunder; (2) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature recoverable for such infringement; and (3) subject to approval by Licensor, settle any claim or suit for declaratory infringement involving the Licensed Patent Technology; provided, however, that Licensor and appropriate Government authorities shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to join in any such declaratory judgment action unless such action is ultimately necessary to avoid prejudice to Licensee. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for [**]. If Licensee elects not to defend against such declaratory judgment action, Licensor, at its option, may do so at its own expense. In any event, Licensee agrees to keep Licensor promptly apprised of the status and progress of any such litigation.
9.07 From and after the Signature Date, Licensee shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in the Licensed Patent Technology within the Licensed Field Of Use. Licensee agrees to retain a patent law firm and/or patent agents reasonably satisfactory to Licensor to handle all preparation, filing,
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

prosecution and maintenance of the patent applications and patents within the Licensed Patent Technology. Licensee and its counsel shall furnish to Licensor copies of [**]. Licensee shall pay all fees and expenses incurred after the Signature Date for the preparation, filing, prosecution and maintenance of the Licensed Patent Technology that include one or more claims within the Licensed Field Of Use. Licensor and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of the Licensed Patent Technology and of all patents and patent applications licensed to Licensee hereunder, executing all papers and instruments, including, without limitation, appropriate powers of attorney (which power shall also be granted to and include the intellectual property counsel designated by Licensor), or requiring members of Licensor to execute such papers and instruments so as to enable Licensee to apply for, to prosecute and to maintain the Licensed Patent Technology in any nation, country or comparable political jurisdiction. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any of the Licensed Patent Technology.
ARTICLE X
RESERVATION OF RIGHTS
10.00 The license granted in Article III of this Agreement shall be subject to the irrevocable, nonexclusive, nontransferable, royalty-free right of the Government to practice the inventions, described and claimed in the Licensed Patent Technology, on behalf of the United States and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement with the United States, for research and other Government purposes, either alone or with one or more third parties, provided that any third party shall have involvement only to assist the Government for the limited purpose set forth above. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained by a non-Federal party.
10.01 In exceptional circumstances, Licensor, pursuant to 15 U.S.C. 3710a(b)(1)(B), reserves the right to require Licensee to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill public health or safety needs. The exercise of such rights by Licensor shall only be in exceptional circumstances and only if Licensor determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by Licensee; or (iii) Licensee has failed with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B).
10.02 Any decision by Licensor to require such a sublicense may be appealed by Licensee under the procedures set forth in Section 14.04 hereof.
ARTICLE XI
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

TERM AND TERMINATION
11.00 The term of this Agreement is deemed to begin on the Effective Date, and, unless sooner terminated in accordance with this Article XI, shall run until the expiration of the last to expire patent within the Licensed Patent Technology, including any extensions granted under the Patent Term Restoration Act or any other statute.
11.01 The Licensor may modify or terminate this Agreement or the license, in whole or in part, if:
     (a) Licensee or any of its sublicensees fails to perform and meet the obligations set forth in Article VII above, and Licensee cannot otherwise demonstrate to Licensor’s reasonable satisfaction that Licensee has taken, or can be expected to take within a reasonable time, effective steps to so perform and meet the obligations set forth in Article VII above;
     (b) The Licensor determines that such action is necessary to meet requirements for public use specified by Federal regulations issued after the date of this Agreement and such requirements are not reasonably satisfied by the Licensee;
     (c) The Licensee has willfully made a false statement of, or willfully omitted, a material fact in the license application, the Development Plan, or in any report provided or to be provided as required by this Agreement or in the Development Plan;
     (d) The Licensee commits (i) a “Substantial Violation” or “Event of Default” after the “Original Issue Date” (as such terms are defined in the Note attached as Exhibit C-4 to the Development Plan for so long as the Note is in effect) or (ii) a substantial breach of a covenant or agreement contained in this Agreement or in the Development Plan;
     (e) The Licensee fails to make a payment or fails to provide any report required or to be required by this Agreement or by the Development Plan, which Licensor deems material; or
     (f) The Licensee is adjudged a bankrupt or has its assets placed in the hands of a receiver or makes any assignment or other accommodation for the benefit or creditors.
11.02 In making its determination to modify or terminate this Agreement, Licensor shall take into account [**]. Prior to invoking its right to modify or terminate this Agreement, other than by mutual agreement, Licensor shall furnish Licensee and any Affiliate(s) and sublicensees of record a written notice of intention to modify or terminate, and the Licensee and any notified Affiliate(s) and sublicensees shall be allowed [**] after the date of such notice to remedy the breach or default of any covenant or agreement of this Agreement or to show cause why this Agreement should not be modified or terminated. If Licensee fails to alleviate Licensor’s concerns set forth in Section 11.01 hereof or fails to take corrective action to Licensor’s satisfaction, Licensor may terminate this Agreement.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

11.03 The word “termination” and cognate words, such as “term” and “terminate,” used in this Article XI and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their fulfillment or discharge:
     (a) Licensee’s obligation to supply a terminal report regarding payments due to Licensor under this Agreement and under the Development Plan in the same form as specified in Section 5.02 of this Agreement;
     (b) Licensor’s right to receive or recover and Licensee’s obligation to pay Licensee Royalties and any other amounts due Licensor hereunder and under the Development Plan accrued or accruable for payment at the time of any termination as specified in Section 4.10 of this Agreement;
     (c) Licensee’s obligation to maintain records and Licensor’s right to conduct a final audit as provided in Article V of this Agreement;
     (d) Licenses, releases, and agreements of non-assertion running in favor of customers or transferees of Licensee in respect to Licensed Products sold or transferred by Licensee prior to any termination and on which royalties shall have been paid as provided in Article IV of this Agreement; and
     (e) Any cause of action or claim of Licensor accrued or to accrue, because of any breach or default by Licensee under this Agreement or the Development Plan.
11.04 In the event of termination of this Agreement or conversion of the license granted hereunder, any First-Tier Sublicensee agreement of record granted pursuant to this Agreement may, at such sublicensee’s option, be converted to a license directly between sublicensee and Licensor in accordance with the provisions of Article VI herein.
11.05 Licensee will have the right to terminate this Agreement and/or licenses as [**].
11.06 In the event of any termination of this Agreement under this Article XI (other than upon expiration of the term specified in Section 11.00 hereof), Licensee, its Affiliate(s) and sublicensees shall be permitted, for a period of [**] , to complete the sale of its existing inventory of Licensed Products and Licensor shall be entitled to the payment of Licensee Royalties and any other amounts due Licensor hereunder as provided in Section 4.10 hereof with respect thereto.
11.07 Within [**] days of receipt of written notice of Licensor’s unilateral decision to modify or terminate this Agreement or the license pursuant to Section 11.02 hereof, Licensee may appeal the decision in accordance with the provisions of Section 14.04 hereof.
ARTICLE XII
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

ACKNOWLEDGEMENTS AND REPRESENTATIONS
12.00 Licensor acknowledges that: (i) it is owner of an undivided right of title and interest in the Licensed Patent Technology; (ii) it has the right to grant the rights and licenses granted herein, and the Licensed Patent Technology is free and clear of any lien, encumbrance, security interest or restriction on license; (iii) it has not previously granted, and will not grant during the term of this Agreement any right, license, or interest in and to the Licensed Patent Technology, or any portion thereof, inconsistent with the license granted to Licensee herein; (iv) to the best of its knowledge, no other intellectual property owned by Licensor is necessary to practice the Licensed Patent Technology; and (v) there are no threatened or pending actions, suits, investigation, claims or proceedings in any way relating to the Licensed Patent Technology, and (vi) MTTPI has (A) waived and released in favor of Licensor all of MTPPI’s rights, title and interest in and to any and all Subject Inventions which arose under the First MTPPI CRADA prior to the effective date of the Second MTPPI CRADA, and (B) assigned to Licensor whatever right, title and interest MTPPI has in any joint Subject Invention which arose under the First MTPPI CRADA prior to the effective date of the Second MTPPI CRADA.
12.01 Licensee represents and warrants that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensee.
ARTICLE XIII
DEVELOPMENT PLAN
13.00 As partial consideration to Licensor for executing and delivering this Agreement, Licensee shall issue and deliver the Shares to the Voting Trustee in its capacity as the trustee for the sole and exclusive economic benefit of Licensor, which Shares shall be evidenced and represented by a stock certificate held of record by the Voting Trustee in accordance with the Voting Trust and Escrow Agreement.
13.01 Concurrent with the execution of this Agreement, the Development Plan, including, without limitation, a Voting Trust and Escrow Agreement (the “Voting Trust and Escrow Agreement”) will be completed and signed by the Licensee and Voting Trustee (where appropriate) and then delivered by the Licensee to induce the Licensor to enter into this Agreement and to accept the Shares on the terms and conditions more particularly described and set forth herein and in the Development Plan.
13.02 The Licensee shall issue and deliver an additional ninety-seven thousand five hundred (97,500) shares of Common Stock to the Voting Trustee in its capacity as the trustee for the sole and exclusive economic benefit of Licensor, in the event Licensee fails to [**].
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE XIV
GENERAL
14.00 This Agreement shall not be transferred or assigned by Licensee to any party other than to a successor or assignee of the entire business interest of Licensee without the approval of Licensor’s Representative.
14.01 This Agreement does not confer any immunity from or defenses under the antitrust laws, the laws and regulations pertaining to or administered by the FDA, or the export laws nor does it confer immunity from a charge of patent misuse. Furthermore, Licensee’s, Affiliate(s)’, or sublicensee’s acquisition and exercise of rights hereunder are not immunized from the operation of any state or Federal law by reason of the source of the grant. This Agreement does not constitute an endorsement by Licensor of any Licensed Products and Licensee shall not state or imply in any medium that such endorsement exists as the result of this Agreement.
14.02 Licensor makes no warranty, express or implied, or any representations regarding the patentability, validity or scope of the Licensed Patent Technology or that Licensed Patent Technology may be exploited without infringing patents of third parties.
14.03 Licensee, its Affiliate(s) and sublicensees agree that Licensed Products will be manufactured substantially in the United States and its territories in compliance with 35 United States Code 209(b); however, waivers to this provision will not be unreasonably withheld.
14.04 The decision of Licensor’s Representative on any requirement, dispute, interpretation, modification, or termination of this Agreement shall be reduced to writing and a copy mailed or otherwise furnished to Licensee. Such decision shall be final, provided that Licensee may, within [**] of receiving notice of such decision, submit a written appeal [**] , which appeal shall set forth in detail the decision being appealed and the basis of the appeal and may include appropriate supporting materials. The decision rendered through such appeal shall be the final agency decision. Licensee may thereafter exercise any and all administrative and judicial remedies that may be available. Implementation of such decision shall be stayed pending a final resolution of such appeal. Pending such final resolution, Licensee shall proceed diligently with the performance of its obligations under this Agreement.
14.05 Except as expressly provided herein, the parties agree that, for the term of this Agreement and for [**] thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement. Licensee may use or disclose information disclosed to it by Licensor to the extent such disclosure is reasonably necessary, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental laws and regulations, including, without limitation, federal and state securities laws, or otherwise
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

submitting information to tax or governmental authorities, conducting clinical trials, acquiring potential investors, or making a permitted sublicense or otherwise exercising its rights hereunder, [**]. Licensee agrees to keep records of confidentiality agreements between itself and third parties in accordance with the treatment of Confidential Information given in Section 5.00 hereof. Licensor may disclose Licensee’s Confidential Information to governmental authorities as may required by law so long as such Confidential Information is treated as privileged or confidential within the meaning of 5 USC Section 552(b)(4). The parties understand that from time to time, Licensor may desire to publish or publicly disclose certain summary information regarding this Agreement. In such an event, Licensor shall provide Licensee with a copy of any proposed publication at least [**] days in advance for its review and comment. Following Licensee’s review and due consideration of Licensee’s comments, Licensor shall be free to publish such information; provided, however, that Licensee shall have the right to delete from any such submission any of Licensee’s Confidential Information.
14.06 The parties shall notify each other of any changes in name, address, or business status, and any notice or report required to be given under the provisions of this Agreement shall be considered duly given if mailed by first class mail, postage prepaid or by an express/overnight delivery service provided by a commercial carrier, and addressed as follows:

(a)	If to Licensor:	[**]

(b)	If to Licensee:	Iomai Corporation
2421 Pennsylvania Avenue
Washington, D.C. 20037-1723
Attention: President
Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier.
14.08 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the United States as interpreted and applied by the Federal courts in the District of Columbia, United States of America.
14.09 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.
14.10 All prior reviews and approvals required by regulations or law have been obtained by the Command prior to the execution of this Agreement. The Command official executing this Agreement has the requisite authority to do so.
14.11 Failure of any party to enforce any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition herein contained.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

14.12 Neither party shall be in default hereunder by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder, other than Licensee’s obligations to make payments to Licensor in accordance with the terms of this Agreement, if such delay is caused by strikes, acts of God or the public enemy, riots, or without the fault or negligence of the other party. During the pendency of such intervening event, each of the parties shall take all reasonable steps to furnish the services required hereunder by other means, and, in any event shall, upon termination of such intervening event, forthwith resume obligations under this Agreement.
14.13 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in triplicate originals by its duly authorized officers or representatives.

FOR LICENSEE:	IOMAI CORPORATION

	BY:	/s/ Stanley C. Erck

	NAME:	Stanley C. Erck

	TITLE:	CEO and President

	DATED:	April 6, 2001

	WITNESS:	/s/ Russell P. Wilson

	DATED:	April 6, 2001

FOR LICENSOR:	WALTER REED ARMY INSTITUTE OF RESEARCH

	BY:	/s/ Daniel L. Jarboe

	NAME:	Daniel L. Jarboe, Colonel, U.S. Army

	TITLE:	Director, Walter Reed Army Institute of Research

	DATED:	April 6, 2001

	WITNESS:	/s/ K. Teya Moore

	DATED:	April 6, 2001
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

APPENDIX B
Patents and Patent Applications

Type of Appln &
Inventor	Title	Filing Date	Appln No.	Country
[**]	[**]	[**]	[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.